EXHIBIT 12

                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                          Year Ended August 31,
                                                                          ---------------------

                                                               1999      1998      1997      1996      1995
Earnings:
Net proceeds before income taxes from continuing operations    63,352    72,084    74,239    56,872    75,422
Fixed charges, excluding capitalized interest, see below        5,264     5,372     4,316     2,898     2,973
Amortization of capitalized interest                               94        92        55        18        18
                                                               ------    ------    ------    ------    ------
     Net Proceeds                                              68,710    77,548    78,610    59,788    78,413
                                                               ======    ======    ======    ======    ======

Fixed Charges:
Interest Expense                                                5,264     5,372     4,316     2,898     2,973
Interest factor included in rentals (1)                             0         0         0         0         0
                                                               ------    ------    ------    ------    ------

Fixed charges, excluding capitalized interest                   5,264     5,372     4,316     2,898     2,973
     Interest capitalized                                           0       199       954       669         0
                                                               ------    ------    ------    ------    ------
Fixed Charges                                                   5,264     5,571     5,270     3,567     2,973
                                                               ======    ======    ======    ======    ======

Ratio of net proceeds to fixed charges                          13.05     13.92     14.92     16.76     26.38
                                                               ======    ======    ======    ======    ======

(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.


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